EXHIBIT 99.1

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Contact:	Robert C. Weiner Vice President, Investor Relations 904-332-3287

PSS WORLD MEDICAL REPORTS RESULTS FOR FISCAL YEAR 2007

Earnings Per Diluted Share of $0.73 for Fiscal Year 2007,

Including $0.23 Earnings Per Diluted Share in the Fourth Quarter

Fiscal Year 2007 Highlights:

•	Consolidated net sales growth of 7.5%
o	Physician Business net sales growth of 12.9%
o	Elder Care Business net sales decreased by 3.5%
•	Consolidated operating income of $82.5 million
o	Physician Business operating margin of 7.4%, an increase of 49 basis points (excluding write-down of unsold influenza vaccine inventory)
o	Elder Care Business operating margin of 4.2%, an increase of 120 basis points
•	Consolidated cash flow from operations of $63.5 million
•	Repurchased approximately 2.1 million common shares at an average price per share of $20.17

Jacksonville, Florida (May 23, 2007) – PSS World Medical, Inc. (NASDAQ GS:PSSI) announced today its results for the fiscal 2007 fourth quarter and year ended March 30, 2007.

David A. Smith, Chairman and Chief Executive Officer, commented, “Fiscal year 2007 was a great year for the people we care most about – our customers, employees and shareholders. Our customers’ satisfaction with our services drove revenue twice as fast as the market’s growth. We achieved the best employee retention and job satisfaction in our history, and earnings growth continued to reward shareholders with appreciation and value.”

	Fiscal Year 2007
	Goals	Results
Consolidated net revenue growth (same day sales)	8% - 10%	7.5%
GAAP diluted EPS	$0.71 - $0.73	$0.73
Consolidated operating margin	4.8% - 5.0%	4.7%
(excluding write-down of unsold influenza vaccine inventory)		5.1%
Consolidated operating cash flow (in millions)	$65 - $68	$64

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PSSI Reports Results For Fiscal Year 2007

May 23, 2007

Net sales for the three months ended March 30, 2007, were $443.0 million, an increase of 4.8%, compared with net sales of $422.7 million for the three months ended March 31, 2006. Net sales for the three months ended March 30, 2007, for the Physician Business increased by 7.7%, while net sales for the Elder Care Business decreased by 1.5%. Income from operations for the three months ended March 30, 2007, increased by 17.4% to $24.3 million compared with income from operations for the three months ended March 31, 2006, of $20.7 million. Net income for the three months ended March 30, 2007, increased by 21% to $15.6 million, or $0.23 per diluted share, compared with net income for the three months ended March 31, 2006, of $12.9 million, or $0.19 per diluted share.

Net sales for the year ended March 30, 2007, were $1.7 billion, an increase of 7.5%, compared with net sales of $1.6 billion for the year ended March 31, 2006. Net sales for the year ended March 30, 2007, for the Physician Business increased by 12.9%, while net sales for the Elder Care Business decreased by 3.5%. Income from operations for the year ended March 30, 2007, increased by 14.0% to $82.5 million compared with income from operations for the year ended March 31, 2006, of $72.4 million. Net income for the year ended March 30, 2007, was $50.5 million, or $0.73 per diluted share, compared with net income for the year ended March 31, 2006, of $44.3 million, or $0.66 per diluted share.

Results for the fiscal year 2007 included a write-down of unsold influenza vaccine inventory in the third quarter resulting from cancellation of customer orders due to an oversupply of vaccine in the market and a mild flu season. As a result, the Company recorded a $0.07 per diluted share impact, including $0.06 per diluted share due to the write-down of vaccine inventory and $0.01 per diluted share from lower-than-expected vaccine sales.

David M. Bronson, Executive Vice President and Chief Financial Officer, commented, “In fiscal year 2007, our Elder Care business was successfully repositioned for profitable growth in regional and independent nursing homes and home health. Operating income grew by 36%, despite a revenue decline of 3.5%, validating our decision to exit the less profitable national chain business. The Physician business continued to leverage growth in revenue and improve operational efficiency, delivering 21% growth in operating income when excluding the impact from the write-down of influenza vaccine inventory. Both businesses are benefiting from traction in our global sourcing efforts. Our Select™ brand of products achieved all of the growth and profitability goals we established for fiscal year 2007.”

Mr. Smith concluded, “We have already set sail for the fiscal year 2008 goals. Our focus is on execution of a balance of growth and efficiency through services and innovation. Fiscal year 2007 achievements continued to build on our strong foundation and confidence for our future continued success.”

The Company has today filed an SEC Form 8-K including a copy of this press release and its related Fiscal Year 2007 Financial Workbook, which contains GAAP and non-GAAP financial measures and is available on the Company’s website, www.pssworldmedical.com.

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PSSI Reports Results For Fiscal Year 2007

May 23, 2007

A listen-only simulcast as well as a 90-day online replay of PSS World Medical’s fiscal year 2007 conference call can be found in the Investor Relations/Financial Information sections of the Company’s websites, www.pssworldmedical.com or www.pssd.com, respectively, under the heading “Events and Presentations,” or at www.opencompany.info, on May 24, 2007, beginning at 8:30 a.m. Eastern time.

The Company will host its annual investor day on Tuesday June 5, 2007, in Jacksonville, Florida, providing an online Web simulcast of the meeting. In addition to the live broadcast, an online replay will be available approximately an hour following the conclusion of the live broadcast. A line to these events can be found on the Company’s website at www.pssworldmedical.com or www.opencompany.info.

PSS World Medical, Inc. is a national distributor of medical products to physicians and elder care providers through its two business units. Since its inception in 1983, PSS has become a leader in the two market segments that it serves with a focused market approach to customer services, a consultative sales force, strategic acquisitions, strong arrangements with product manufacturers and a unique culture of performance.

Additional financial information pertaining to PSS World Medical financial results may be found by visiting the Investor Relations/Financial Information sections of the Company’s websites, www.pssworldmedical.com or www.pssd.com, respectively, under the heading “Events and Presentations.” If you should need assistance accessing the information, please call Investor Relations at 904-332-3000.

All statements in this release that are not historical facts, including, but not limited to, statements regarding anticipated growth in revenue, gross and operating margins, and earnings, statements regarding the Company’s current business strategy, the Company’s ability to complete and integrate acquired businesses and generate acceptable rates of return, the Company’s projected sources and uses of cash, and the Company’s plans for future development and operations, are based upon current expectations. Specifically, forward-looking statements in this Press Release include, without limitation, the Company’s expected results in GAAP EPS, revenue, operating incomes and operating margins for continuing operations for both the consolidated company and for each of its businesses in fiscal years 2007—2009; the expected operational cash flow in fiscal years 2007- 2009; the ability to sustain revenue growth and expected growth rates of the marketing programs in its Physician and Elder Care Businesses; expected flu vaccine sales and profitability during fiscal year 2007, the Company’s decision to not participate in the sale of flu vaccine in fiscal year 2008; expected pharmaceutical product sales in Florida and all other of the 50 U.S. states in fiscal years 2007- 2009; expected sales growth from revenues derived from home care, hospice and assisted living customer, expected efficiency, customer acceptance and profitability derived from the Company’s global product sourcing strategy, expected revenue, income and profitability derived from the Company’s strategy to invest and participate in the marketing and sales of healthcare information technology products and services (HCIT), the expectation for acquired assets to meet performance, integration, revenue and profitability assumptions and targets, as well as other expectations of growth and financial and operational performance. These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause results to differ materially are the following: pricing and customer credit quality pressures; the loss of any of our distributorship agreements and our reliance on relationships with our suppliers and vendors; our reliance on a limited number of chain business elder care customers; the availability of sufficient capital to finance the Company’s business plans on terms satisfactory to the Company; lower revenue and earnings that may result from competition; the ability of the Company to adequately defend or reach a settlement on outstanding litigation matters and investigations involving the Company or its management; changes in labor, equipment and capital costs; changes in legislation and regulations affecting the Company’s business, such as the Medicare cliffs, changes in malpractice insurance rates and tort reform; future acquisitions or strategic partnerships; general business, competitive and economic factors and conditions; and other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Many of these factors are outside the control of the Company. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company also wishes to caution readers that it undertakes no duty or is under no obligation to update or revise any forward-looking statements.

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PSSI Reports Results For Fiscal Year 2007

May 23, 2007

PSS WORLD MEDICAL, INC.

Unaudited Condensed Consolidated Statements of Operations

(In millions, except per share and share data)

	Three Months Ended		Year Ended
	March 30,	March 31,	March 30,	March 31,
	2007	2006	2007	2006
Net sales	$443.0	$422.7	$1,741.6	$1,619.4
Cost of goods sold	310.0	298.2	1,241.6	1,152.1
Gross profit	133.0	124.5	500.0	467.3
General and administrative expenses	78.4	75.6	300.7	287.3
Selling expenses	30.3	28.2	116.8	107.6

Income from operations	24.3	20.7	82.5	72.4

Other (expense) income:
Interest expense	(1.3)	(1.5)	(5.4)	(5.9)
Interest and investment income	0.4	0.2	1.2	0.4
Other income	0.6	0.5	2.0	3.2

Other expense	(0.3)	(0.8)	(2.2)	(2.3)

Income before provision for income taxes	24.0	19.9	80.3	70.1
Provision for income taxes	8.4	7.0	29.8	25.8

Net income	$15.6	$12.9	$50.5	$44.3
Earnings per share – basic	$0.23	$0.19	$0.75	$0.67

Earnings per share – diluted	$0.23	$0.19	$0.73	$0.66

Weighted average shares (in thousands):
Basic	67,059	66,546	67,219	65,643
Diluted	69,419	68,062	69,325	66,887

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PSSI Reports Results For Fiscal Year 2007

May 23, 2007

PSS WORLD MEDICAL, INC.

Condensed Consolidated Balance Sheets

(In millions, except per share and share data)

	March 30,	March 31,
	2007	2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$46.7	$23.9
Accounts receivable, net	222.8	209.0
Inventories	174.1	173.4
Deferred tax assets, net	8.8	13.0
Prepaid expenses and other	34.4	33.8

Total current assets	486.8	453.1

Property and equipment, net	88.6	87.7

Other Assets:
Goodwill and intangibles, net	137.1	139.9
Other	62.5	56.3

Total assets	$775.0	$737.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$131.3	$139.3
Accrued expenses	37.2	34.5
Current portion of long-term debt	2.2	0.5
Other current liabilities	11.5	13.6

Total current liabilities	182.2	187.9
Long-term debt, excluding current portion	150.7	150.9
Other noncurrent liabilities	61.2	49.4

Total liabilities	394.1	388.2

Shareholders’ Equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value; 150,000,000 shares authorized, 67,179,475 and 67,476,682 shares issued and outstanding at March 30, 2007, and March 31, 2006, respectively	0.7	0.7
Additional paid-in capital	300.0	318.4
Retained earnings	80.2	29.7

Total shareholders’ equity	380.9	348.8

Total liabilities and shareholders’ equity	$775.0	$737.0

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PSSI Reports Results For Fiscal Year 2007

May 23, 2007

PSS WORLD MEDICAL, INC.

Unaudited Condensed Consolidated Statements of Cash Flows

(In millions)

	Three Months Ended		Year Ended
	March 30,	March 31,	March 30,	March 31,
	2007	2006	2007	2006
Cash Flows From Operating Activities:
Net income	$15.6	$12.9	$50.5	$44.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4.3	3.5	16.8	13.9
(Benefit) provision for deferred income taxes	(5.8)	5.9	(1.7)	24.8
Amortization of intangible assets	1.5	1.9	5.9	6.3
Provision for doubtful accounts	1.1	0.6	4.5	5.6
Noncash compensation expense	3.6	0.4	5.1	1.6
Provision for deferred compensation	0.3	0.1	2.0	0.9
Amortization of debt issuance costs	0.3	0.4	1.4	1.5
Loss on sale of property and equipment	0.2	—	0.2	0.3
Reversal of provision for notes receivable	—	—	—	(3.2)
Other	—	(0.3)	—	(2.7)
Changes in operating assets and liabilities, net of effects from business combination:
Accounts receivable, net	(4.1)	(1.9)	(18.1)	4.2
Inventories	12.0	(6.1)	(0.7)	(35.4)
Prepaid expenses and other current assets	2.9	(9.3)	1.7	(13.7)
Other assets	(2.1)	1.7	(3.5)	(11.4)
Accounts payable	(32.9)	(2.2)	(9.8)	25.8
Accrued expenses and other liabilities	5.7	8.6	9.2	5.2

Net cash provided by operating activities	2.6	16.2	63.5	68.0

Cash Flows From Investing Activities:
Capital expenditures	(6.7)	(4.6)	(17.2)	(17.0)
Payments for nonsolicitation agreements	—	(0.8)	(1.1)	(3.3)
Payments for noncompetition agreements	—	(0.2)	—	(0.2)
Payments for signing bonuses	(0.1)	—	(0.1)	(0.2)
Payments for business combinations, net of cash acquired	(0.4)	0.5	(2.9)	(37.6)
Other	—	0.1	—	2.0

Net cash used in investing activities	(7.2)	(5.0)	(21.3)	(56.3)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	9.6	11.4	17.0	20.3
Excess tax benefits from share-based compensation arrangements	2.4	—	5.6	—
Proceeds from borrowings	—	—	1.5	—
Purchase of treasury stock	(15.4)	—	(42.9)	—
Payment under capital lease obligations	(0.2)	(0.1)	(0.6)	(0.3)
Payment of debt issuance costs	—	—	—	(0.5)
Net payments under revolving line of credit	—	(25.3)	—	(25.0)
Other	—	—	—	(0.2)

Net cash used in financing activities	(3.6)	(14.0)	(19.4)	(5.7)

Net (decrease) increase in cash and cash equivalents	(8.2)	(2.8)	22.8	6.0
Cash and cash equivalents, beginning of period	54.9	26.7	23.9	17.9

Cash and cash equivalents, end of period	$46.7	$23.9	$46.7	$23.9

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PSSI Reports Results For Fiscal Year 2007

May 23, 2007

PSS WORLD MEDICAL, INC.

Income from Operations Adjusted for Flu Write-Down

(in thousands)

Year Ended
March 30,
2007
Consolidated:
Net Sales	$1,741,639
Income from Operations	82,487
Operating Margin	4.7%
Addback of Flu Write-Down	7,027
Income from Operations Adjusted for Flu Write-Down	89,514
Operating Margin Adjusted for Flu Write-Down	5.1%

Physician Business:
Net Sales	$1,227,520
Income from Operations	84,112
Operating Margin	6.9%
Addback of Flu Write-Down	7,027
Income from Operations Adjusted for Flu Write-Down	91,139
Operating Margin Adjusted for Flu Write-Down	7.4%

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